Exhibit 10.1

Private Client Group Merrill Lynch Business Financial Services Inc. 222 North LaSalle Street Chicago, Illinois 60601 (312) 499-3280 FAX: (312) 368-1387

March 18, 2005

Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, FL 33126

     Re: WCMA Line of Credit Extension

Ladies & Gentlemen:

This Letter Agreement will serve to confirm certain agreements of Merrill Lynch Business Financial Services Inc. (“MLBFS”) and Continucare Corporation (“Customer”) with respect to: (i) that certain WCMA LOAN AND SECURITY AGREEMENT NO. 81V-07064 between MLBFS and Customer (including any previous amendments and extensions thereof), and (ii) all other agreements between MLBFS and Customer in connection therewith (collectively, the “Loan Documents”). Capitalized terms used herein and not defined herein shall have the meaning set forth in the Loan
Documents.

Subject to the terms hereof, effective as of the “Effective Date” (as defined below) the Loan Documents are hereby amended as follows:

(a)	The “Maturity Date” of the WCMA Line of Credit is hereby extended to March 31, 2006.

(b)	The “Line Fee” for the period ending March 31, 2006, shall be $15,000.00. Customer hereby authorizes and directs MLBFS to charge said amount to WCMA Account No. 81V-07064 on or at any time after the Effective Date. Once paid, Line Fees are non-refundable.

(c)	So long as there are any Obligations, the aggregate cash and unencumbered marketable securities and other financial assets directly owned and controlled by Continucare Corporation shall at all times exceed $1,000,000.00.

(d)	The “Unconditional Guaranty” dated March 18, 2003 between Phillip Frost and MLBFS shall be deemed released and terminated.

Except as expressly amended hereby, the Loan Documents shall continue in full force and effect upon all of their terms and conditions.

Customer acknowledges, warrants and agrees, as a primary inducement to MLBFS to enter into this Agreement, that: (a) no Default or Event of Default has occurred and is continuing under the Loan Documents; (b) each of the warranties of Customer in the Loan Documents are true and correct as of the date hereof and shall be deemed remade as of the date hereof; (c) Customer does not have any claim against MLBFS or any of its affiliates arising out of or in connection with the Loan Documents or any other matter whatsoever; and (d) Customer does not have any defense to payment of any amounts owing, or any right of counterclaim for any reason under, the Loan Documents.

MERRILL LYNCH BUSINESS FINANCIAL SERVICES INC.

Continucare Corporation
March 18, 2005
Page No. 2

Provided that no Event of Default, or event which with the giving of notice, passage of time, or both, would constitute an Event of Default, shall then have occurred and be continuing under the terms of the Loan Documents, the amendments and agreements in this Letter Agreement will become effective on the date (the “Effective Date”) upon which: (a) Customer shall have executed and returned the duplicate copy of this Letter Agreement enclosed herewith; and (b) an officer of MLBFS shall have reviewed and approved this Letter Agreement as being consistent in all respects with the original internal authorization hereof.

Notwithstanding the foregoing, if Customer does not execute and return the duplicate copy of this Letter Agreement within 14 days from the date hereof, or if for any other reason (other than the sole fault of MLBFS) the Effective Date shall not occur within said 14-day period, then all of said amendments and agreements will, at the sole option of MLBFS, be void.

Very truly yours,

Merrill Lynch Business Financial Services Inc.

By:	/s/ Thomas Lee
Thomas Lee
Team Leader

Accepted:

Continucare Corporation

By: /s/ Fernando L. Fernandez

Printed Name: Fernando L. Fernandez

Title:	Senior Vice President – Finance, Chief Financial Officer and Treasurer